BOOKS•A•MILLION®	News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FOURTH QUARTER, YEAR-END FINANCIAL RESULTS

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Net Income Increases 35%

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Declares Quarterly Dividend of $0.09 Per Share

BIRMINGHAM, Ala. (March 30, 2007) -- Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced financial results for the fourth quarter and fiscal year ended February 3, 2007, which consisted of 14 weeks and 53 weeks, respectively.

Net sales for the 14-week period increased 8.4% to $174.6 million from sales of $161.1 million in the year-earlier period. Comparable store sales for the quarter decreased 2.4% when compared with the 13-week period for the prior year. Net income for the quarter was $15.1 million, or $0.90 per diluted share, compared with net income of $11.2 million, or $0.66 per diluted share, in the year-earlier period.

For the fiscal year ended February 3, 2007, net sales increased 3.3% to $520.4 million from sales of $503.8 million in the prior year. Comparable store sales decreased 0.6% when compared with fiscal 2006. For the fiscal year ended February 3, 2007, the Company reported net income of $18.9 million, or $1.12 per diluted share, compared with net income of $13.1 million, or $0.77 per diluted share, for fiscal 2006. The Company’s results for the fiscal year ended February 3, 2007, included $1.5 million in income, net of taxes, related to the additional recognition of gift card breakage from prior years. Gift card breakage refers to aged gift cards that are not expected to be redeemed and are subsequently recognized in revenue. The gift card income in the current year increased net income for the 53 weeks by approximately $0.09 per fully diluted share.

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “I am pleased that we were able to deliver improved earnings despite the difficult year end sales environment. Improvements in margin, better inventory management and discipline in cost control contributed to these solid results. It was a tough fourth quarter for bookselling. A strong fiction lineup was not enough to offset a quiet media environment, the absence of a major book related movie tie-in and the lack of strong non fiction bestsellers.”

The Board of Directors has declared an increase in the Company's quarterly cash dividend to $0.09 per common share. The dividend will be paid on April 27, 2007, to shareholders of record at the close of business on April 13, 2007.

Books-A-Million is one of the nation’s leading book retailers and sells on the internet at www.booksamillion.com. The Company presently operates 206 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland.

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BAMM Reports Fourth Quarter, Year-end Results

March 30, 2007

BOOKS-A-MILLION, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

14 Weeks	13 Weeks	53 Weeks		52 Weeks
	Ended	Ended	Ended	Ended
	Feb. 3,	Jan. 28,	Feb. 3,	Jan. 28,
	2007	2006	2007	2006
NET SALES	$174,629	$161,093	$520,416	$503,751
Cost of sales (including warehouse, distribution and
store occupancy costs)	114,517	108,290	363,688	357,166
GROSS PROFIT	60,112	52,803	156,728	146,585
Operating, selling and administrative expenses	32,809	30,309	112,855	109,160
Gain on insurance recoveries	--	--	(163)	(1,248)
Depreciation and amortization	3,535	3,725	13,937	15,636
OPERATING INCOME	23,768	18,769	30,099	23,037
Interest expense (income), net	(124)	262	105	1,441

INCOME FROM CONTINUING OPERATIONS

BEFORE INCOME TAXES	23,892	18,507	29,994	21,596
Income tax provision	8,773	7,362	11,107	8,545
INCOME FROM CONTINUING OPERATIONS	15,119	11,145	18,887	13,051

DISCONTINUED OPERATIONS:

Income (loss) from discontinued operations
(including loss on disposal)	--	57	--	27
Income tax provision (benefit)	--	23	--	11
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	--	34	--	16

NET INCOME	$15,119	$11,179	$18,887	$13,067

NET INCOME PER COMMON SHARE:

Basic:

Income from continuing operations	$0.92	$0.68	$1.16	$0.80
Loss from discontinued operations	--	--	--	--
Net income	$0.92	$0.68	$1.16	$0.80

Diluted:

Income from continuing operations	$0.90	$0.66	$1.12	$0.77
Loss from discontinued operations	--	--	--	--
Net income	$0.90	$0.66	$1.12	$0.77

Weighted average shares outstanding:

Basic	16,370	16,421	16,352	16,276
Diluted	16,708	16,979	16,804	16,888

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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